EXHIBIT 99.1

Alta Equipment Group Appoints Jeff Hoover as Chief Legal Officer and General Counsel

LIVONIA, Mich. – January 22, 2024– On January 18, 2024, Alta Equipment Group Inc. (NYSE: ALTG) (“Alta” or “the Company”), a leading provider of premium material handling, construction and environmental processing equipment and related services, appointed Jeff Hoover as Chief Legal Officer and General Counsel effective immediately.

Mr. Hoover comes to Alta via Dinsmore & Shohl LLP, a national law firm, and prior to that Howard & Howard Attorneys, PLLC where he was a Partner at both firms and specialized in mergers and acquisitions, corporate finance, commercial lending, and real estate transactions. Mr. Hoover holds a Master's of Business Administration in Finance from Eastern Michigan University and Doctorate of Law from Cooley Law School.

As Chief Legal Officer, Mr. Hoover will report to Alta’s Chief Executive Officer, Ryan Greenawalt, and take on the role of leading and coordinating Alta’s legal affairs, corporate governance and Board relations, as well as being a business partner to our operational leaders from an administrative and compliance perspective day to day.

“We are pleased to announce the appointment of Jeff Hoover as Chief Legal Officer and General Counsel. In Jeff's previous roles, he was an integral partner to Alta where he supported our growth and development since 2016 as external legal counsel. Jeff has tremendous knowledge of Alta, our history, how we do business, and most importantly our culture,” said Ryan Greenawalt, Chief Executive Officer. “I look forward to the contributions he will make as part of the Alta family.”

“I am excited to step into my new role as Chief Legal Officer and General Counsel and look forward to using my experience to continue to support the growth and success of Alta. I am thrilled to be joining the Alta family,” said Mr. Hoover.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. and has a presence in Canada. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, heavy and compact earthmoving equipment, crushing and screening equipment, environmental processing equipment, cranes, paving and asphalt equipment and other material handling and construction equipment. Alta has operated as an equipment dealership for 39 years and has developed a branch network that includes over 80 total locations in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altaequipment.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134